UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 3, 2017

Jones Soda Co.
(Exact Name of Registrant as Specified in Its Charter)

Washington
(State or Other Jurisdiction of Incorporation)

0-28820	52-2336602
(Commission File Number)	(IRS Employer Identification No.)

66 South Hanford Street, Suite 150, Seattle, Washington	98134
(Address of Principal Executive Offices)	(Zip Code)

(206) 624-3357
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On August 3, 2017, Jones Soda Co. (the “Company”) issued a press release announcing its financial results for the second quarter ended June 30, 2017. The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The Company will discuss its results for the quarter ended June 30, 2017 on its scheduled conference call today, August 3, 2017 at 4:30 p.m. Eastern time (1:30 p.m. Pacific time). This call will be webcast and can be accessed by visiting our website at www.jonessoda.com or www.jonessoda.com/company/jones-press/webcasts. Investors may also listen to the call via telephone by dialing (719) 785-9448 (confirmation code: 1965708). In addition, a telephone replay will be available by dialing (412) 317-6671 (confirmation code: 1965708) through August 10, 2017, at 11:59 p.m. Eastern Time.

The information in this Current Report in Item 2.02 and Exhibit 99.1 is being furnished to the Securities and Exchange Commission and shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of that Section, and shall not be incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, except as shall be expressly set forth by specific reference in such a filing.

Item 5.02           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers

Appointment of New Director

On August 1, 2017, the Board of Directors (the “Board”) of the Company appointed Jeff Anderson to serve as a director the Board with a term expiring at the Company’s 2018 annual meeting of shareholders. Pursuant to the Company’s standard board compensation policy for directors and in consideration for his partial year of service, Mr. Anderson will receive (a) a cash retainer of $2,375, and (b) a nonqualified stock option to purchase 39,583 shares of the Company’s common stock, to vest and become exercisable in full on January 3, 2018, subject to Mr. Anderson’s continued service with the Company as of such date.

Mr. Anderson has over 30 years of consumer product experience, of which 20 years was as a CEO and business owner.  Mr. Anderson currently works as a board member and Senior VP to Harbor Wholesale, a Pacific Northwest Distribution company.

There is no arrangement or understanding with any person pursuant to which Mr. Anderson was appointed as a director, and there are no family relationships between Mr. Anderson and any director or executive officer of the Company. Additionally, there are no transactions between Mr. Anderson and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

A copy of the Company’s press release related to the matter described above is attached as Exhibit 99.01 to this Current Report on Form 8-K and is incorporated herein by reference.

Board Committee Assignments

On August 1, the Board appointed directors to the following Board committees:

Audit Committee

•	Susan A. Schreter, Chair
•	Richard V. Cautero
•	Jeff Anderson

Compensation and Governance Committee

•	Michael M. Fleming, Chair
•	Jeff Anderson
•	Susan A. Schreter

Nominating Committee

•	Matthew K. Kellogg, Chair
•	Michael M. Fleming
•	Richard V. Cautero

Director Compensation Arrangements

On August 1, 2017, the Board approved the amended compensation plan for directors of the Company (“Amended Plan”) that were recommended by the Compensation and Governance Committee (the “Committee”), to become effective as of January 1, 2018.

The Amended Plan includes the following key modifications:

•	increasing the amount of the annual retainer for Board service from $3,000 to $5,500 and making such amount payable either in cash or in restricted stock units, at the option of the recipient;

•	replacing the annual grant of a nonqualified stock option to purchase 50,000 shares of Company common stock with a grant of $15,000 of restricted stock units, ;

•

instituting a policy which awards new members of the Board pro-rata board compensation based on the date such new Board member is appointed to the Board, provided that a grant to any member serving less than six months would require the approval of the Compensation Committee;

•

extending the exercise period of any Company stock options for members of the Board who have served as a director of the Company for at least three years from three months following their date of termination of service to one year following the their date of termination of service; and

•

revising the Company’s Insider Trading Compliance Program (the “Policy”) to prohibit Insiders (as defined in the Policy) from trading in the Company’s securities until the later of either (i) 90 calendar days, or (ii) the date when such Insider no longer possesses material nonpublic information as determined by the Committee and the Company’s Insider Trading Compliance Officer (as defined in the Policy).

          The Amended Plan is filed as Exhibit 10.01 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing summary is qualified in its entirety by the terms of the actual Amended Plan.

Item 9.01           Financial Statements and Exhibits

          (d)       Exhibits.

Exhibit No.	Description
10.01	Amended Compensation for Directors of Jones Soda Co.
99.01	Press Release dated August 3, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JONES SODA CO.
(Registrant)

August 3, 2017	By:	/s/ Max Schroedl
Max Schroedl, Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.01	Amended Compensation for Directors of Jones Soda Co.
99.01	Press Release dated August 3, 2017